EXHIBIT 99.1

News Release

March 25, 2013

Ashland Inc. announces CFO succession plan
Lamar Chambers to retire in July after 37 years of service; Board of directors elects Kevin Willis to become CFO effective May 3

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced that Lamar M. Chambers, senior vice president and chief financial officer, will retire in July after 37 years of service to the company. The board of directors has elected J. Kevin Willis to succeed Chambers as senior vice president and chief financial officer, effective May 3, 2013.

Chambers has served as senior vice president and CFO since 2008. Prior to that, he spent four years as vice president and controller. He joined Ashland in 1976 as a staff auditor and later held a series of finance and operations leadership positions, both at the corporate and subsidiary levels, during his more than three decades of service to Ashland. In 2012, Chambers was named CFO of the Year by Chemical Week, a leading industry trade magazine.

Until his retirement on July 1, 2013, Chambers will remain on the management team as senior vice president and will continue to serve on Ashland’s Executive Committee to help ensure a smooth transition.

“Lamar has played a pivotal role in Ashland’s growth and transformation over the past decade,” said James J. O’Brien, Ashland chairman and chief executive officer. “Under his leadership, Ashland’s finance organization has established a reputation for performance, accountability and transparency during an incredibly busy period of acquisitions and divestitures. Lamar and I began our careers with Ashland just a few months apart, and through the years he has been a good friend and trusted partner, embodying the best of what Ashland stands for. We are grateful for his many significant contributions and wish Lamar and his family much happiness in the years ahead.”

In his new role, Willis, 47, will be responsible for all worldwide financial functions and processes, including financial accounting and reporting, treasury and finance, insurance, business development, planning and analysis, investor relations, tax and internal audit activities. He also will serve as a member of Ashland’s Executive Committee.

Since Ashland’s acquisition of International Specialty Products (ISP) in August 2011, Willis has served as Ashland’s vice president of finance, and controller for Ashland Specialty Ingredients, Ashland’s largest and fastest-growing commercial unit. In that role, he has been responsible for the day-to-day management of the financial organization and processes within Specialty Ingredients. He also has served on the leadership team.

A native of Richmond, Ky., Willis joined Ashland in 1987 as an associate auditor. He served in various management positions of increasing responsibility, including leading teams on major projects in the business services, information technology, accounting and finance areas. Among the positions he previously held were treasurer and general auditor at Ashland. Earlier in his career, Willis spent nearly three years in The Netherlands helping lead Ashland's effort to standardize processes and implement accounting and other administrative shared services across European operations. He earned a bachelor’s degree in accounting and an executive MBA from the Kellogg School of Management at Northwestern University.

“Kevin has played a critical role in the successful integration of ISP and the ongoing growth of Specialty Ingredients,” O’Brien said. “Throughout his career, Kevin has displayed the leadership, critical thinking and vision that have been so vital to Ashland’s transformation into a global specialty chemical company. We look forward to his contributions leading our worldwide finance team as we position Ashland for continued growth.”

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.

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FOR FURTHER INFORMATION:
Media Relations
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com